Exhibit (a)(5)(I)

Zhihu Inc. Announces Results of Tender Offers to Buy Back Its Class A Ordinary Shares and American Depositary Shares

BEIJING, China, October 30, 2024 — Zhihu Inc. (NYSE: ZH; HKEX: 2390) (“Zhihu” or the “Company”), a leading online content community in China, today announced the results of the Company’s all cash tender offers (the “Offers”) to buy back up to 46,921,448 Class A ordinary shares of the Company (including in the form of American depositary shares (the “ADSs”)). The Offers, including the U.S. Offer, expired at 4:00 a.m., New York City time, or 4:00 p.m., Hong Kong time, on Wednesday, October 30, 2024 (the “Latest Acceptance Time”). The Company has been advised by Broadridge Corporate Issuer Solutions, LLC, the tender agent, and Computershare Hong Kong Investor Services Limited, the registrar, that 33,016,016 Class A ordinary shares (including 19,877,118 Class A ordinary shares in the form of 6,625,706 ADSs) were validly tendered and not properly withdrawn as of the Latest Acceptance Time. The Company has accepted all these Class A ordinary shares (including in the form of ADSs) to be bought back and cancelled by the Company on completion of the Offers, which is expected to take place on or before Friday, November 8, 2024. The total consideration payable by the Company for buying back the said Class A ordinary shares (including in the form of ADSs) pursuant to the Offers is HK$300,775,906. The Company will promptly forward cash in payment of the total consideration to the paying agent and registrar for distribution to the accepting shareholders and the accepting ADS holders.

Following the settlement of the Offers, there will be 261,860,348 shares issued and outstanding, which will comprise 246,413,570 Class A ordinary shares (including 126,582,633 Class A ordinary shares in the form of 42,194,211 ADSs) and 15,446,778 Class B ordinary shares, excluding the Class A ordinary shares issued to the depositary of the Company for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our stock incentive plans.

Certain Information Regarding the U.S. Offer

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any securities of the Company. The U.S. Offer was made only pursuant to the U.S. Offer to Purchase and other related materials.

Materials filed with the SEC are available electronically without charge at the SEC’s website, https://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.zhihu.com.

About Zhihu Inc.

Zhihu Inc. (NYSE: ZH; HKEX: 2390) is a leading online content community in China where people come to find solutions, make decisions, seek inspiration, and have fun. Since the initial launch in 2010, we have grown from a Q&A community into one of the top comprehensive online content communities and the largest Q&A-inspired online content community in China. For more information, please visit https://ir.zhihu.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC and the Hong Kong Stock Exchange. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Zhihu Inc.
Email: ir@zhihu.com

Piacente Financial Communications
Helen Wu
Tel: +86-10-6508-0677
Email: zhihu@tpg-ir.com

In the United States:

Piacente Financial Communications
Brandi Piacente
Phone: +1-212-481-2050
Email: zhihu@tpg-ir.com